Exhibit 4.5

(Face of Security)

3.900% NOTES DUE 2031

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR CLEARSTREAM BANKING S.A. (“CLEARSTREAM”) AND EUROCLEAR BANK SA/NV (“EUROCLEAR” AND, TOGETHER WITH CLEARSTREAM, “EUROCLEAR/CLEARSTREAM”) OR A NOMINEE THEREOF.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM TO 3M COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY FOR EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY FOR EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY FOR EUROCLEAR/CLEARSTREAM, HAS AN INTEREST HEREIN. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY, BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY, OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY.

R-1
CUSIP NO.: 88579Y BT7
ISIN NO.: XS3460877734
COMMON CODE: 346087773

3M COMPANY

3.900% NOTES DUE 2031

The following terms apply to this Security, as and to the extent shown below:

PRINCIPAL AMOUNT: €500,000,000	INTEREST RATE: 3.900% per annum

STATED MATURITY DATE: September 10, 2031	INTEREST PAYMENT DATES: Payable annually on September 10 of each year, beginning September 10, 2027

SPECIFIED CURRENCY: Euro	REGULAR RECORD DATES: (i) in the case of the Securities represented by this Security, at the close of business on the Clearing System Business Day immediately preceding each Interest Payment Date and (ii) in all other cases, 15 calendar days prior to each Interest Payment Date.

ORIGINAL ISSUE DATE: September 10, 2026	OTHER TERMS: Optional Make-Whole Redemption and Redemption at Par Prior to Maturity; Redemption for Tax Reasons. See Addendum attached hereto.
DEFEASANCE: ☒ Full Defeasance: Applicable ☒ Covenant Defeasance: Applicable

Whenever used in this Security, the terms specified above that apply to this Security have the meanings specified above, unless the context requires otherwise. Other terms used in this Security that are not defined herein but that are defined in the Indenture referred to in Section 1 on the reverse of this Security are used herein as defined therein.

3M Company, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”, which term includes any successor Person under the Indenture), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch as common depositary for Clearstream Banking S.A. and Euroclear Bank SA/NV, or registered assigns, as principal the Principal Amount on the Stated Maturity Date and to pay interest thereon, at the Interest Rate shown above (computed on the basis of the actual number of days in the period for which interest is being calculated divided by the actual number of days from and including the last date on which interest was paid on this Security (or the Original Issue Date, if no interest has been paid on this Security), to, but not including, the next scheduled Interest Payment Date (such payment convention being referred to as ACTUAL/ACTUAL (ICMA)), annually in arrears on each Interest Payment Date set forth above from and after the date of this Security and at Maturity until payment of the principal amount hereof has been made or duly provided for. Each payment of interest due on an Interest Payment Date or the date of Maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the Original Issue Date if none has been paid, or made available for payment, to but excluding the Interest Payment Date or the date of Maturity, as the case may be. Unless this Security is a Security which has been issued upon transfer of, in exchange for, or in replacement of, a Predecessor Security, interest on this Security shall accrue from the Original Issue Date indicated above. If this Security has been issued upon transfer of, in exchange for, or in replacement of, a Predecessor Security, interest on this Security shall accrue from the last Interest Payment Date to which interest was paid on such Predecessor Security or, if no interest was paid on such Predecessor Security, from the Original Issue Date indicated above. Any premium and any such installment of interest that is overdue at any time shall also bear interest (to the extent that the payment of such interest shall be legally enforceable), at the rate per annum at which the principal then bears interest, from the date any such overdue amount first becomes due until it is paid or made available for payment. Notwithstanding the foregoing, interest on any principal, premium or installment of interest that is overdue shall be payable on demand.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the applicable Regular Record Date specified on the face hereof. If interest is due at Maturity but on a day that is not an Interest Payment Date, interest will be paid to the Person entitled to receive the principal hereof. Any interest so payable, but not punctually paid or duly provided for, on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and such Defaulted Interest either may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Security not less than 10 days prior to such Special Record Date, or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Currency of Payment

Payment of principal of (and premium, if any) and interest on this Security will be made in the Specified Currency for such payment. The Specified Currency for any payment shall be the currency specified as such on the face of this Security. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Security will be made in U.S. dollars until the euro is again available to the Company or so used.

The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of this Security so made in U.S. dollars will not constitute an Event of Default under this Security or the Indenture. Neither the Trustee nor the Paying Agent will have any responsibility for any calculation or conversion in connection with the foregoing.

The Company has initially appointed The Bank of New York Mellon, London Branch, as paying agent with respect to this Security (in such capacity, together with any successor thereto, the “Paying Agent”).

Manner of Payment

Payments in respect of this Security (including principal, premium, if any, interest and additional amounts, if any) will be made to the Paying Agent one Business Day prior to the date such payment is due. The Paying Agent will then make such payments to Clearstream and Euroclear, which will in turn distribute such payments to their participants in accordance with their respective procedures. After payment to the Paying Agent, neither the Company nor the Trustee will have any responsibility or liability for the payment of interest, principal or other amounts to the owners of beneficial interests in this Security.

Manner of Payment - Global Securities

Notwithstanding any provision of this Security or the Indenture, if this Security is a Global Security, the Company may make any and all payments of principal, premium and interest on this Security pursuant to the applicable policies of Euroclear and Clearstream for this Security as permitted in the Indenture.

Payments Due on a Business Day

Unless otherwise specified on the face of this Security, the following provisions shall apply to this Security. Notwithstanding any provision of this Security or the Indenture, if any date on which interest is payable on this Security (other than the Stated Maturity Date or any earlier date of redemption) is not a Business Day, the payment of the interest payable on that date will be made on the next succeeding Business Day with the same force and effect as if made on the scheduled payment date. If the Stated Maturity Date or any earlier date of redemption of this Security is not a Business Day, the required payment will be made on the next succeeding Business Day as if it were made on the date such payment was due and no additional interest will accrue on the amount so payable for the period from and after the Stated Maturity Date or such date of redemption, as the case may be. The provisions of this paragraph shall apply to this Security in lieu of the provisions of Section 113 of the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed

3M COMPANY

By:
	Name:	Anurag Maheshwari
	Title:	Executive Vice President and Chief Financial Officer

By:
	Name:	Stephanie Jones
	Title:	Senior Vice President, Tax and Treasurer

This is one of the Securities of the series designated herein and referred to in the Indenture.

Date: September 10, 2026

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Signatory

(Reverse of Security)

1.	Securities and Indenture.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of November 17, 2000 as amended by the First Supplemental Indenture, dated July 29, 2011, and the Second Supplemental Indenture, dated February 3, 2026, as further amended or supplemented from time to time (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

2.	Series and Denominations.

This Security is one of the series designated on the face hereof, limited to an aggregate principal amount not to exceed €500,000,000 (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series of securities designated on the face hereof.

The Company may, from time to time, without the consent of or notice to existing Holders of the Securities, create and issue additional Securities with the same terms and conditions as this Security in all respects, except for the issue date, issue price and, to the extent applicable, the first payment of interest. Additional Securities issued in this manner will be consolidated with and will form a single series with the Securities of this series, unless the additional Securities are not fungible for U.S. federal income tax or securities law purposes with such series.

The Securities of this series are issuable only in registered form without coupons in “Authorized Denominations”, which term shall have the following meaning. Unless otherwise specified, for each Security of this series, the Authorized Denominations shall be €100,000 and integral multiples of €1,000 in excess thereof.

3.	Interest Rate.

(a)           Calculation of Interest. Payments of interest hereon with respect to any Interest Payment Date or at the Maturity of the principal hereof will include interest accrued to but excluding such Interest Payment Date or the date of such Maturity, as the case may be. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated divided by the actual number of days from and including the last date on which interest was paid on this Security (or the Original Issue Date, if no interest has been paid on this Security), to, but not including, the next scheduled Interest Payment Date (such payment convention being referred to as ACTUAL/ACTUAL (ICMA)).

All calculations to be made with respect to this Security will be made by the Company. All percentages resulting from any calculation with respect to this Security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred- thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655) ). All amounts used in or resulting from any calculation with respect to this Security will be rounded upward or downward, as appropriate, to the nearest euro cent, with one-half euro cent or more being rounded upward.

(b)           Definitions of Terms. As used in this Security, the following terms have the meanings set forth below:

“Business Day” means, for this Security, any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (ii) on which the T2 system, or any successor thereto, operates.

“Clearing System Business Day” means every Monday to Friday, inclusive, except December 25th and January 1st, subject to certain exceptions.

“T2 system” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system or any successor of, or replacement for, that system.

References in this Security to “€” or “euro” shall mean, as of any time, the lawful currency of the member states of the European Union that have adopted or adopt the single currency in accordance with the Treaty on the Functioning of the European Union, as amended.

(c)            Paying Agent. Initially, The Bank of New York Mellon, London Branch, will act as Paying Agent. The Company may change any Paying Agent without notice to the Holders. Payment of the principal, premium, if any, and interest on the Securities of this series will be made at the office or agency maintained for that purpose in London (initially the corporate trust office of the Paying Agent). Initially, The Bank of New York Mellon Trust Company, N.A. will act as Registrar and Transfer Agent.

4.	Redemption at the Company’s Option.

This Security shall not be redeemable, except as set forth in the Addendum attached hereto.

5.	Payment of Additional Amounts.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on this Security such additional amounts as are necessary in order that the net payment by the Company or the Paying Agent of the principal, premium, if any, and interest with respect to this Security to a beneficial owner, after withholding or deduction for any present or future tax, assessment, or other governmental charge imposed by the United States or a taxing authority in the United States or any jurisdiction in which the Company (or any successor) is organized or resident for tax purposes (each, a “Tax Jurisdiction”) will not be less than the amount provided in this Security to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

i.	to any tax, assessment, or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds this Security) or a fiduciary, settlor, beneficiary, member, or shareholder of the Holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a.	being or having been present in, or engaged in a trade or business in, the relevant Tax Jurisdiction, being treated as having been present in, or engaged in a trade or business in, the relevant Tax Jurisdiction, or having or having had a permanent establishment in the United States;

b.	having a current or former connection with the relevant Tax Jurisdiction (other than a connection arising solely as a result of the ownership of this Security, the receipt of any payment in respect of this Security, or the enforcement of any rights under the Indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c.	being or having been a personal holding company, a passive foreign investment company, or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d.	being or having been a “10-percent shareholder”, as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of the Company; or

e.	being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of Section 881(c)(3) of the Code or any successor provision;

ii.	to any Holder that is not the sole beneficial owner of this Security, or a portion of this Security, or that is a fiduciary, partnership, or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner, or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, or member received directly its beneficial or distributive share of the payment;

iii.	to any tax, assessment, or other governmental charge that would not have been imposed but for the failure of the holder, beneficial owner, or any other person to comply with certification, identification, or information reporting requirements concerning the nationality, residence, identity, or connection with the United States of the holder or beneficial owner of this Security, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment, or other governmental charge (including, for the avoidance of doubt, any backup withholding tax imposed pursuant to Section 3406 of the Code (or any amended or successor provision) (relating to backup withholding tax));

iv.	to any tax, assessment, or other governmental charge that is imposed otherwise than by withholding by the Company or the Paying Agent from the payment;

v.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains, or personal property tax or similar tax, assessment, or other governmental charge;

vi.	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of this Security, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

vii.	to any tax, assessment, or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any U.S. Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation, or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

viii.	to any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

ix.	to any tax, assessment, or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

x.	to any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or

xi.	to any tax imposed as a result of any combination of items (i) through (x).

Except as specifically provided above, the Company will not be required to pay additional amounts in respect of any tax, assessment, or other governmental charge. References in this Security to any payment on this Security include the related payment of additional amounts, as applicable.

As used herein, the term “United States” means the United States of America, any state thereof, and the District of Columbia.

6.	Transfer and Exchange.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company at the office of the Paying Agent in London, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor and terms, of Authorized Denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different Authorized Denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company nor the Trustee nor any such agent shall be affected by notice to the contrary.

If this Security is a Global Security, this Security shall be subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities. In addition to the provisions of Section 305 of the Indenture, if at any time an Event of Default has occurred and is continuing with respect to this Security and such Event of Default has not been cured or waived pursuant to the provisions of the Indenture, the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of definitive Securities, will authenticate and deliver, Securities in definitive form and in an aggregate principal amount equal to the principal amount of the Global Security or Securities in exchange for such Global Security or Securities.

7.	Defeasance.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture. If so specified on the face hereof, either or both of such provisions are applicable to this Security, as so specified.

8.	Remedies.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

9.	Modification and Waiver.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected.

Under the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of this series or any other series of Outstanding Securities may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive covenants of the Indenture, and waive any past Event of Default under the Indenture, but in each case only with respect to that series, except an Event of Default in the payment of the principal of or any premium or interest on and Securities of that series or an Event of Default under any provision of the Indenture which itself cannot be modified or amended without the consent of the holders of each Outstanding Security of that series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

10.	Governing Law.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Security, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM – as tenants in common

TEN ENT – as tenants by the entireties

JT TEN – as joint tenants with the right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -		Custodian
	(Cust)		(Minor)
Under Uniform Gifts to Minors Act

(State)

Additional Abbreviations may also be used though not in the above list

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or typewrite Name and Address
Including Postal Zip Code of Assignee)

The attached Security and all rights thereunder, and hereby irrevocably constitutes and appoints                                                                                to transfer said Security on the books of the Company, with full power of the substitution in the premises.

Dated:

Signature Guaranteed

NOTICE: Signature must be guaranteed.

NOTICE: The signature to this assignment must correspond with the name of the Holder as written upon the face of the attached Security in every particular, without alteration or enlargement or any change whatever.

ADDENDUM

Optional Make-Whole Redemption and Redemption at Par Prior to Maturity

Prior to August 10, 2031 (one month prior to the Stated Maturity Date of this Security) (the “Par Call Date”), the Company may redeem this Security at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

(a) 100% of the principal amount of this Security to be redeemed, and

(b) the sum of the present values of the remaining scheduled payments of principal and interest on this Security to be redeemed that would be due if this Security matured on the Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate (as defined below) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon, if any, to, but not including, the redemption date.

In addition, at any time on or after the Par Call Date, this Security will be redeemable, in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount of this Security to be redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

If money sufficient to pay the redemption price of and accrued interest on this Security (or the portion hereof) to be redeemed on the redemption date is deposited with the Trustee or the Paying Agent on or before 11:00 a.m., New York City time, on the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on this Security (or such portion hereof) called for redemption and this Security (or such portion hereof) will cease to be outstanding. If any redemption date is not a Business Day, the Company will pay the redemption price on the next Business Day without any additional interest or other payment due to the delay.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of this Security to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of this Security.

“Comparable Government Bond Price” means, with respect to any redemption date, (i) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.

“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by the Company.

“Reference Government Bond Dealer” means (i) each of Deutsche Bank AG, London Branch, Merrill Lynch International, Citigroup Global Markets Limited and J.P. Morgan Securities plc or any of their affiliates that are primary European government securities dealers, and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (a “Primary Dealer”), the Company shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by the Company.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Government Bond Dealer at 11:00 a.m., Central European Time (CET), on the third Business Day preceding such redemption date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty to calculate the redemption price.

Notice of any redemption pursuant to this heading “Optional Make-Whole Redemption and Redemption at Par Prior to Maturity” will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of this Security to be redeemed.

In the case of a partial redemption, selection of this Security for redemption will be made pro rata, by lot or by such other applicable method. No Securities of a principal amount of €100,000 or less will be redeemed in part. If this Security is to be redeemed in part only, the notice of redemption that relates to this Security will state the portion of the principal amount of this Security to be redeemed. A new Security in a principal amount equal to the unredeemed portion of this Security will be issued in the name of the Holder of this Security upon surrender for cancellation of the original Security. For so long as this Security is held by Euroclear or Clearstream (or another depositary), the redemption of this Security shall be done in accordance with the policies and procedures of the depositary.

Notice of any redemption of this Security in connection with a transaction or an event may, at the Company’s discretion, be given prior to the completion or the occurrence thereof. Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. The Company will provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the Trustee will provide such notice to each Holder of this Security to be redeemed in the same manner in which the notice of redemption was given.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on this Security, or portions hereof, called for redemption.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the relevant Tax Jurisdiction (as defined on the reverse of this Security) or any change in, or amendments to, an official position regarding the application, interpretation, administration, or enforcement thereof (including by virtue of any action taken by a taxing authority, a holding, judgment, or order by a court of competent jurisdiction (whether or not such action was taken or brought with respect to the Company), or a change in published administrative practice) that is announced and/or becomes effective on or after September 3, 2026 (or, if the Tax Jurisdiction is not the United States, after the date such Tax Jurisdiction became a Tax Jurisdiction), based upon a written opinion of independent counsel selected by the Company, the Company becomes or will become obligated to pay additional amounts as described on the reverse of this Security under the heading “Payment of Additional Amounts” with respect to this Security, then the Company may at any time at its option redeem this Security, in whole, but not in part, on not less than 10 nor more than 90 days’ prior notice, at a redemption price equal to 100% of the principal amount of this Security, plus accrued and unpaid interest, if any (including, for the avoidance of doubt, any additional amounts), to, but not including, the redemption date.

The Company will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Company would be obligated to pay additional amounts if a payment in respect of this Security was then due, and the law giving rise to the obligation to pay additional amounts (whether the obligation to withhold is then effective or will become effective after the notice) must be in effect at the time such notice is given.